UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ___________________________

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 26, 2006

Cardinal Health, Inc. (Exact Name of Registrant as Specified in its Charter) Ohio (State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification
Number)

7000 Cardinal Place, Dublin, Ohio 43017 (Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000 (Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

  ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure

     A copy of the press release issued on December 26, 2006 of Cardinal Health, Inc. (the “Company”) announcing the settlement described in Item 8.01 below is furnished under this report as Exhibit 99.01.

Item 8.01 Other Events

     On December 26, 2006, the Company entered into a civil settlement that resolves the previously disclosed investigation by the Attorney General’s Office of the State of New York (“NYAG”) focusing on trading in the secondary market for pharmaceuticals. In the settlement, the Company does not admit or deny the NYAG’s findings. Under the terms of the settlement, the Company will pay $3.0 million dollars to the State of New York, $1.0 million to the NYAG to cover investigation costs and $7.0 million to a not-for-profit entity affiliated with the New York State Department of Health and the Roswell Park Cancer Institute that assists those entities through financial support and technology transfers. The Company previously recorded reserves with respect to this matter for the $11.0 million settlement.

     The Company has voluntarily undertaken and implemented a number of business reforms governing its conduct with respect to the matters examined as part of the investigation. The Company also will adopt and implement additional business reforms required by the settlement within its pharmaceutical distribution business. A copy of the Assurance of Discontinuance between the Company and the NYAG is filed with this report as Exhibit 99.02 and the description of this settlement is qualified in its entirety by reference to such exhibit.

     There can be no assurance that the settlement will not adversely affect existing litigation or cause additional legal or regulatory proceedings or result in adverse publicity and other adverse impacts to the Company’s business.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.01 Press release issued by the Company on December 26, 2006, and furnished under this report. 99.02 Assurance of Discontinuance effective as of December 26, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: December 26, 2006	By: /s/ Eric R. Slusser

Name: Eric R. Slusser
Title: Executive Vice President, Chief Accounting
Officer and Controller

EXHIBIT INDEX

99.01 Press release issued by the Company on December 26, 2006, and furnished under this report. 99.02 Assurance of Discontinuance effective as of December 26, 2006.